NATIONAL RESEARCH CORPORATION

RESTRICTED STOCK AGREEMENT
(Officers)

        THIS AGREEMENT, made and entered into as of this ____ day of _________, 20__ (the “Grant Date”), by and between NATIONAL RESEARCH CORPORATION, a Wisconsin corporation (the “Company”), and _____________ (the “Participant”).

W I T N E S S E T H :

        WHEREAS, the Company has adopted the National Research Corporation 2001 Equity Incentive Plan (the “Plan”) to permit awards of restricted shares of the Company’s common stock, $.001 par value (“Common Stock”), to be granted to employees of the Company and its Affiliates.

        WHEREAS, the Participant is employed by the Company in a key capacity and the Company desires him or her to remain in such employ and to secure or increase his or her stock ownership in the Company in order to increase his or her incentive and personal interest in the welfare of the Company.

        NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereby mutually covenant and agree as follows:

        1.    Grant. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Participant the aggregate number of restricted shares of Common Stock set forth on the signature page hereof (hereinafter referred to as the “Restricted Shares”).

        2.    Restrictions on Transfer. The Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered until the expiration of the period beginning on the Grant Date and ending on the date one year after the Grant Date (the “Restricted Period”) or, if earlier, until the Participant is vested in the Restricted Shares pursuant to paragraph 3(a).

        3.    Termination of Employment.

            (a)     If the employment of Participant terminates by reason of death or disability, as determined by the Committee prior to the end of the Restricted Period, then, notwithstanding the provisions of subparagraph (b), the Participant shall be 100% vested in the Restricted Shares on the date of termination of the Participant’s employment.

            (b)     If the employment of Participant is terminated for any reason other than death or disability prior to the end of the Restricted Period, then the Restricted Shares shall immediately be forfeited by Participant to the Company.

        4.    Rights as Shareholder. The Participant shall be entitled to receive any dividends paid with respect to the Restricted Shares that becomes payable during the Restricted Period; provided, however, that no dividends shall be payable to or for the benefit of the Participant for Restricted Shares with respect to record dates occurring prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited those Restricted Shares. The Participant shall be entitled to vote the Restricted Shares during the Restricted Period; provided, however, that the Participant shall not be entitled to vote the Restricted Shares with respect to record dates for such voting rights arising prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited those Restricted Shares.

        5.    Deposit of Restricted Shares. Each certificate issued in respect of Restricted Shares granted under this Agreement shall be registered in the name of the Participant and shall be deposited with a bank or broker-dealer designated by the Committee. The grant of Restricted Shares is conditioned upon the Participant endorsing in blank a stock power for the Restricted Shares.

        6.    Interpretation by Committee. As a condition of the granting of the Restricted Shares the Participant agrees, for the Participant and his or her personal representatives, that this Agreement shall be interpreted by the Committee and that any interpretation by said Committee of the terms of this Agreement and any determination made by the Committee pursuant to this Agreement shall be final, binding and conclusive.

        7.    Amendment or Modification. No term or provision of this Agreement may be amended, modified or supplemented orally, but only by an instrument in writing signed by the party against which or whom the enforcement of the amendment, modification or supplement is sought.

        8.    The Plan. The Restricted Shares are granted under and pursuant to the Plan, which shall govern all rights, interests, obligations and understandings of both the Company and the Participant. All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

        9.    Effective Date. The award of Restricted Shares granted under this Agreement shall be effective on its Grant Date.

        10.    Governing Law. This Agreement shall be governed by the internal laws of the State of Nebraska as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

        11.    Requirements of Law. The issuance of Restricted Shares shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges or markets as may be required.

        IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer, and the Participant has executed this Agreement as of the day and year first above written.

NATIONAL RESEARCH CORPORATION
By:_______________________________________
Title: President
PARTICIPANT:
_________________________________________
[Name] Number of Restricted Shares: ____